EXHIBIT 23.1

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-177559) of Jabil Circuit, Inc. and subsidiaries, and

(2)	Registration Statement (Form S-8 Nos. 333-187772, 333-172458, 333-172457, 333-172443, 333-165921, 333-132721, 333-132720, 333-112264, 333-98291, 333-98299, 333-106123, 333-146577, 333-149277, 333-158291 and 333-158294) of Jabil Circuit, Inc. and subsidiaries of our reports dated October 28, 2013, with respect to the consolidated financial statements and schedule of Jabil Circuit, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Jabil Circuit, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended August 31, 2013.

Tampa, Florida

October 28, 2013